Filed Pursuant to Rule 424(b)(4)
                                                     Registration No. 333-115247

                              PROSPECTUS SUPPLEMENT

                        To Prospectus dated June 2, 2004
                             and supplemented by the
                             Prospectus Supplement,
                               dated June 8, 2004

                                       of

                                  FINDWHAT.COM


         Prospect Street NYC Discovery Fund LP ("Discovery") sold the following number of shares of our common stock on the dates and at the per share prices set forth below:

o        6,000 shares on June 2, 2004 at a price of $23.01 per share;
o        8,000 shares on June 3, 2004 at a price of $22.00 per share;
o        11,000 shares on June 4, 2004 at a price of $22.18 per share;
o        13,400 shares on June 7, 2004 at a price of $22.66 per share;
o        10,556 shares on June 8, 2004 at a price of $22.58 per share; and
o        1,044 shares on June 9, 2004 at a price of $21.62 per share.

This sale was effected by UBS Financial Services Inc. ("USB"), as agent. UBS received a commission of $8,518.94 in connection with the sales. Immediately following this sale, Discovery beneficially owned 57,704 shares of our common stock.

         On June 14, 2004, the closing price per share of our common stock on the Nasdaq National Market was $20.33.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

            The date of this Prospectus Supplement is June 15, 2004.